EXHIBIT 5.1

Francesca’s Holdings Corporation

July 27, 2011

Francesca’s Holdings Corporation

3480 W. 12th Street

Houston, Texas 77008

Re:	Registration of Securities of Francesca’s Holdings Corporation

Ladies and Gentlemen:

In connection with the registration of up to 5,813,828 shares of Common Stock of Francesca’s Holdings Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Francesca’s Holdings Corporation 2007 Stock Incentive Plan (the “2007 Plan”), the Francesca’s Holdings Corporation Stock Incentive Plan (the “2010 Plan”) and the Francesca’s Holdings Corporation 2011 Equity Incentive Plan (the “2011 Plan,” and together with the 2007 Plan and the 2010 Plan, the “Plans”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

By:	/s/ Kal Malik
Name: Kal Malik
Title: General Counsel